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                                                                       Exhibit 5

                          OPINION OF HUNTON & WILLIAMS



                               Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                         Richmond, Virginia 23219-4074



March 10, 1995



Dana Corporation
P.O. Box 1000
Toledo, Ohio   43697

Gentlemen:

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (the Registration Statement) relating to 2,356,283 shares of Common Stock, $1 par value (the "Shares") of Dana Corporation (the "Company").

We have examined such certificates of the Company's officers and such evidence of corporate action as we consider relevant as the basis for this opinion, and are of the opinion that the issuance of the Shares has been duly and validly authorized by the Board of Directors of the Company, no other corporate action being necessary, and that when the Shares are issued in accordance with the acquisition agreement described in the Registration Statement, they will be legally issued, fully paid and nonassessable and no individual or personal liability for the obligations of the Company will attach to the ownership of the Shares.

Very truly yours,

HUNTON & WILLIAMS





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